Exhibit 99.3

FOR IMMEDIATE RELEASE

TIB Financial Corp shareholders re-elect four directors to holding company Board;
CEO Lett reviews corporate progress and operating strategy behind recent success

Naples, FL (04/25/2007) --- The shareholders of TIB Financial Corp. (Nasdaq: TIBB), holding company for TIB Bank, yesterday re-elected four directors to a two-year term through 2009 at its Annual Meeting of Shareholders. The directors are: Edward V. Lett, chief executive officer and president of TIB Financial; Richard C. Bricker, Jr., CPA, an Atlanta-based financial services industry consultant and former managing partner of BDO Seidman LLP; Paul O. Jones, Jr., MD, a physician with Anchor Health Centers, Inc. of Naples; and Thomas J. Longe, chairman of TIB Financial Corp. and TIB Bank and president and CEO of Trianon Companies of Naples, a local commercial and residential real estate development and management company.

In his presentation to attendees at the meeting, Mr. Lett reviewed the company’s progress during 2006 and outlined the ongoing four major elements of the organization’s strategy for growth and profitability across its combined markets.

These strategic elements include:
•	The high-energy efforts associated with maximizing organic growth potential in both the historical Keys market and the newer Southwest Florida markets.
•	The continued internal objective of maximizing operating productivity and efficiency as scale permits.
•	The continuation of TIB’s disciplined and successful de-novo branching strategy as demonstrated most recently in Sebring, Collier and Lee counties in Southwest Florida.
•
The pursuit of strategic acquisitions with quality management teams in dynamic markets, demonstrated through TIB’s recently announced definitive merger agreement with the well-respected Bank of Venice in Sarasota County.

“Over our proud 33 year history this company has produced quality assets, balanced funding sources, strict adherence to regulatory compliance and disciplined expansion tactics, all resulting in respectable long term gains in shareholder value,” said Mr. Lett.

In summarizing TIB’s operating performance and the current environment for banking across its markets, Mr. Lett said, “Our historic and current asset quality, lower exposure to developer and investor land acquisition and construction loans, and the avoidance of exotic residential mortgage products (on a prime or sub-prime borrower basis) continues to differentiate us.”

“Further, our stable and strong senior management team has applied their skills consistently in a disciplined and quality manner; avoiding the economic lure of trendy high yield, higher risk lending opportunities,” according to Mr. Lett.

In Annual Meeting business, of 9,756,584 common shares representing 83% of total shares outstanding, 96% were voted in favor of the re-election of the four directors and 4% did not favor the re-election of one or more directors. There were no shareholder proposals presented at the meeting.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.35 billion in total assets and 17 full-service banking offices throughout the Florida Keys, Homestead, Sebring, Naples, Bonita Springs and Fort Myers.

TIB Financial Corp., through its wholly owned subsidiary, TIB Bank, serves the personal and commercial banking needs of local residents and businesses in their market areas. The Bank’s experienced bankers are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, visit www.tibbank.com.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President at (239)263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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